                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]


                                                                    Exhibit 16.1

November 18, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

RE:  System Software Associates, Inc.

We have read System Software Associates, Inc.'s statements under Item 4 of its Form 8-K dated November 12, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to retain us was approved by the Company's Board of Directors upon recommendation of the Company's Audit Committee of the Board of Directors.



                                  Very truly yours,

                                  /s/KPMG Peat Marwick LLP